EXHIBIT 99

SEA CONTAINERS LTD. ANNOUNCES RESULTS FOR QUARTER AND SIX MONTHS ENDED JUNE 30, 2005

Hamilton, Bermuda, August 8, 2005.  Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com), passenger and freight transport operator, marine container lessor and manufacturer, and leisure industry investor, today announced its results for the second quarter and six months ended June 30, 2005.  The net loss for the second quarter was $17.7 million (loss of $0.64 per common share) on revenue of $458.0 million, compared with a net profit of $6.8 million ($0.30 per common share) on revenue of $432.4 million in the second quarter of 2004.  For the six months ended June 30, 2005 the net loss was $24.6 million (loss of $0.91 per common share) on revenue of $839.6 million, compared with a net loss of $10.1 million (loss of $0.44 per common share) on revenue of $805.7 million in the prior year period.

The company incurred $19 million of non-recurring expense in the first six months of 2005 of which $4.5 million was incurred in the second quarter, while no non-recurring expense was incurred in the comparable periods of 2004.  This non-recurring expense for the six months was equal to a charge of $0.70 per common share.  The $4.5 million non-recurring expense in the second quarter of 2005 was comprised of a final payment of $3 million to the Strategic Rail Authority in connection with GNER’s first franchise which expired at the end of April, 2005 and $1.5 million of legal expense incurred in connection with the dispute with GE Capital over the costs of GE SeaCo, the marine container leasing joint venture between Sea Containers and GE Capital.

Mr. James B. Sherwood, President, said that despite running fewer ferry  services in the first half of 2005 compared with the first half of 2004, fuel costs were $7.1 million higher and it had not been possible to recover more than a small amount of the increase through higher tariffs.

Mr. Sherwood reviewed results by activity as follows:

1.             Silja, the Baltic ferry operator.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	$000	$000	$000	$000
Revenue	160,952	161,179	280,733	299,070
Operating and SG&A expenses	(150,275)	(137,221)	(276,853)	(270,043)
EBITDA	10,677	23,958	3,880	29,027
Depreciation and amortization	(11,949)	(11,259)	(24,230)	(22,038)
Operating (loss) / income before non-recurring charges	(1,272)	12,699	(20,350)	6,989

Silja’s fuel bill was $3.5 million higher in the quarter and $5.6 million higher in the six months than in the prior year.  The effect of the m.v. Finnjet being in layup compared with operating in the prior year was a reduction in earnings of $2 million in the quarter and $6 million in the six months.  Lower passenger volumes on the Helsinki and Turku routes reduced earnings by $7.7 million in the second quarter and $8.6 million in the six months compared to the prior year periods.  These reductions were largely due to excess capacity introduced in the Swedish market compared with the prior year.

2.             Other ferry operations.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	$000	$000	$000	$000
Revenue	18,443	30,588	24,001	34,771
Operating and SG&A expenses	(28,911)	(37,088)	(46,845)	(47,371)
EBITDA	(10,468)	(6,500)	(22,844)	(12,600)
Depreciation and amortization	(2,384)	(2,579)	(4,880)	(4,957)
Operating loss before non-recurring charges	(12,852)	(9,079)	(27,724)	(17,557)

Higher fuel costs accounted for an extra $1.1 million in the quarter and $1.5 million in the six months.  Losses on the Dover-Calais route increased by $1.8 million in the quarter and $3.5 million in the six months due to a rate war which has broken out on the route.

Annual refit costs were $1.7 million higher in the quarter and $4 million higher in the six months compared with the prior year periods.

3.             GNER, the intercity high speed rail service connecting London with Leeds, Newcastle and Scotland.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	$000	$000	$000	$000
Revenue	235,055	208,261	449,759	408,466
Operating and SG&A expenses	(215,634)	(192,234)	(410,890)	(377,041)
EBITDA	19,421	16,027	38,869	31,425
Depreciation and amortization	(3,813)	(3,577)	(9,097)	(7,992)
Operating income before non-recurring charges	15,608	12,450	29,772	23,433

Rail revenue increased by $26.8 million in the second quarter and $41.3 million in the first six months compared with the prior year periods.  The London bombings and attempted bombings will certainly have an impact on revenue in the third quarter but it is too early to quantify this.  Until then, revenue was ahead of the franchise plan.

The bid submitted on July 30th by GNER and MTR of Hong Kong to take over South East Trains, currently operated by the British government, is complex in that it involves the introduction of new high speed train services later in the franchise to a station in London, St. Pancras, not presently served by South East Trains.  South East Trains move 400,000 passengers per working day on its routes from Kent into London and it is vital that the trains be punctual.  The GNER(70%)/MTR(30%) consortium has identified many areas of improvement to the services which can be accomplished within the context of a diminishing subsidy requirement.  The consortium believes it has submitted a robust bid but the outcome will not be known for several months.

4.             GE SeaCo, the 50% owned joint venture with GE Capital, engaged in the ownership and leasing out of marine cargo containers.

	Three months ended June 30,		Six months ended June 30,
GE SeaCo Owned Fleet (100%)	2005	2004	2005	2004
	$000	$000	$000	$000
Revenue	47,069	36,352	91,757	68,701
Operating and SG&A expenses	(9,495)	(6,204)	(18,062)	(12,145)
EBITDA	37,574	30,148	73,695	56,556
Depreciation and amortization	(15,320)	(9,723)	(29,230)	(18,707)
Operating income	22,254	20,425	44,465	37,849
Finance costs	(9,174)	(3,861)	(16,725)	(7,603)
Earnings before tax	13,080	16,564	27,740	30,246

Sea Containers’ 50% share	6,540	8,282	13,870	15,123

Higher interest rates on the company’s floating rate debt caused Sea Containers’ share of interest costs to increase by $1.9 million in the quarter compared to the year earlier period, although $1.2 million of this was offset by earnings from new containers.  GE Capital under protest by Sea Containers has increased the depreciation on the first lease of recently acquired new containers, causing a $1.1 million decline in Sea Containers’ share of GE SeaCo earnings in the quarter and a $1.9 million decline for the first six months.

This now means that Sea Containers’ own fleet and most of the GE SeaCo owned fleet is being depreciated on a different basis than recent additions to the GE SeaCo fleet.

An arbitrator has been appointed in connection with the dispute with GE Capital over the Services Agreement whereby Sea Containers provides certain executive, financial, computer, office, accounting, legal and public relations services to GE SeaCo.  GE Capital is seeking to terminate the Services Agreement in order to reduce the costs of GE SeaCo, replacing many of the services provided by Sea Containers with services provided by others.

Basically, GE Capital wants to change the original deal negotiated back in 1997 which has resulted in GE SeaCo becoming the most profitable independent leasing company in the industry.  Sea Containers has offered to make many of the changes requested by GE Capital provided GE SeaCo pays the costs of implementation, but GE Capital has refused to agree to this.  Under the circumstances, Sea Containers has no alternative but to arbitrate the matters in dispute, most of which it believes have nothing to do with the Services Agreement and to the extent they do, the complaints are not valid or have been cured.  This process will be costly and consume management time which should be devoted to running the business.

The container leasing business is having a softer year in 2005 than in 2004.  In 2004 GE SeaCo acquired $300 million of new containers while in 2005 this amount is likely to be only $150 million.  A lot of new containership capacity has been introduced into the market but cargo volumes have yet to increase to fill it and hence the need for new containers has not yet matched the new capacity.  World trade continues to grow and more containers will be needed.  New container prices have now started to decline in step with declining steel prices.  Demand for specialized containers such as refrigerated, tank, swap bodies and flat racks, remains strong.  At June 30, 2005 GE SeaCo had taken delivery of $92 million of new containers.  Utilization of GE SeaCo’s owned fleet was 98% at that date, while utilization of the “pooled” fleets which are managed by GE SeaCo for Sea Containers and GE Capital was 89%.

5.             Other container activities, including factories, depots, logistics and service facilities.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	$000	$000	$000	$000
Revenue	36,571	26,436	73,164	52,294
Operating and SG&A expenses	(21,305)	(12,575)	(44,985)	(24,595)
EBITDA	15,266	13,861	28,179	27,699
Depreciation and amortization	(11,288)	(11,148)	(22,528)	(22,332)
Operating income before non-recurring charges	3,978	2,713	5,651	5,367

Results from these activities increased to $4 million in the second quarter from $2.7 million in the prior year period, and to $5.7 million from $5.4 million for the six months.  Earnings from the company’s “pool fleet” managed by GE SeaCo largely account for the improvement.

Sea Containers operates independently of the joint venture a fleet of 43,000 containers leased to customers which GE Capital does not wish to lease to, land intermodal containers, lease-purchase units and gas tanks.  Utilization of this fleet was 95% at June 30, 2005.

Sea Containers’ factories, depots, tank cleaning facilities, refrigerated container service stations and its logistics operations in Australasia, east and west Africa and elsewhere continue to increase their profitability.  The company plans to expand its involvement in these businesses.

6.             Property, Plantations and Publishing.

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	$000	$000	$000	$000
Revenue	6,964	5,925	11,940	11,066
Operating and SG&A expenses	(6,995)	(5,556)	(12,955)	(11,423)
EBITDA	(31)	369	(1,015)	(357)
Depreciation and amortization	(295)	(328)	(598)	(620)
Operating (loss) / income before non-recurring charges	(326)	41	(1,613)	(977)

Improvements in banana plantation profits were offset by large increases in labor costs at the Corinth Canal dictated by Greek government contracts with trade unions.  Canal tolls have been increased to recover the increased costs.  Applications have been made for construction of a marina and tourist village at the Canal and approvals are expected before year end.

7.             Leisure investment.  Orient-Express Hotels Ltd. in which the company has a 25% shareholding (9.9 million common shares) increased its net income in the second quarter by 43% to $18.5 million ($0.47 per common share).  For the six months its net earnings were up 104% to $16.9 million ($0.46 per common share).  The Orient-Express Hotels common share price has recently been about $32, valuing Sea Containers’ investment in the company at around $320 million.  Sea Containers intends to exit this investment in stages over time.  The investment is equity accounted and Sea Containers’ share of Orient-Express Hotels earnings for the second quarter was $4.7 million and for the six months $3.7 million.

Mr. Sherwood observed, “The results of the company’s ferry operations are obviously unsatisfactory and major changes are required to bring them back into profitability.  We are in the midst of the peak season (the third quarter) and as soon as the season’s results are known we will be making announcements as to the steps that will be taken.  A great deal of work is going on behind the scenes to set the stage for these announcements.  Non-recurring charges can be expected as part of the process.  Higher fuel costs are being incurred in markets which are suffering from over-capacity, causing a situation where prices cannot be raised to recover the extra cost and at the same time passenger volumes are declining.

“An essential element of the company’s ferry strategy is to move its car carrying fast ferries into joint ventures in markets which have good potential.  The SNAV-Hoverspeed joint venture with Mediterranean Shipping in the Adriatic now employs three car carrying fast ferries, including one of ours, and is solidly profitable.  The Aegean Speedlines joint venture in Greece employing a company-owned SeaCat was successfully launched in May.  The present plan is to add one or more Sea Containers’ owned vessels to these joint ventures in 2006.

“SeaStreak in New York City has temporarily gone into loss because of fuel prices.  Passenger fares are being increased to recover over time this extra cost.

Mr. Sherwood closed by saying that management and the board are not complacent about the poor results of the ferries business and are determined to eliminate the losses.

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)

SUMMARY OF OPERATING RESULTS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	$000	$000	$000	$000
Revenue:
Ferry operations - Silja	160,952	161,179	280,733	299,070
- Other	18,443	30,588	24,001	34,771
Rail operations	235,055	208,261	449,759	408,466
Container operations	36,571	26,436	73,164	52,294
Other	6,964	5,925	11,940	11,066

Total revenue	457,985	432,389	839,597	805,667

Operating income/(losses) before non-recurring charges:
Ferry operations:
Silja	(1,272)	12,699	(20,350)	6,989
Other	(12,852)	(9,079)	(27,724)	(17,557)
	(14,124)	3,620	(48,074)	(10,568)

Rail operations	15,608	12,450	29,772	23,433

Container operations:
Investment in GE SeaCo*	6,540	8,282	13,870	15,123
Other	3,978	2,713	5,651	5,367
	10,518	10,995	19,521	20,490
Other, including property, publishing and plantations	(326)	41	(1,613)	(977)

Losses on sale of assets	(806)	—	(1,962)	—

Non-recurring charges	(4,525)	—	(19,025)	—

Corporate costs	(4,691)	(4,668)	(9,629)	(8,369)

Operating income / (loss)	1,654	22,438	(31,010)	24,009

Net finance costs	(21,219)	(19,873)	(42,353)	(40,603)

Gain on sale of Orient-Express Hotels Ltd. shares	—	—	41,099	—

(Losses)/earnings before income taxes	(19,565)	2,565	(32,264)	(16,594)

(Provision for)/benefit from income taxes	(2,726)	(1,000)	4,343	3,500

Investment in Orient-Express Hotels Ltd.	4,651	5,429	3,747	3,492

Earnings from other equity investments	—	69	—	87

Net (losses)/earnings	(17,640)	7,063	(24,174)	(9,515)

Preferred share dividends	(105)	(272)	(377)	(544)

Net (losses)/earnings on class A and class B common shares	(17,745)	6,791	(24,551)	(10,059)

Net (losses)/earnings per class A and class B common share:	$	$	$	$
Class A:
Basic and diluted	(0.64)	0.30	(0.91)	(0.44)
Class B:
Basic and diluted	(0.64)	0.27	(0.91)	(0.44)

Weighted average number of class A and class B common shares:
Class A:
Basic and diluted (‘000)	26,099	21,426	25,651	21,434
Class B:
Basic and diluted (‘000)	1,466	1,513	1,477	1,513

* After finance costs.

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2005	December 31, 2004
	$000	$000
Assets

Cash	133,985	129,079
Restricted cash	22,964	17,056
Accounts receivable	134,972	125,979
Due from related parties	30,586	38,030
Prepaid expenses and other	25,235	27,604
Inventories	39,111	43,001
Total current assets	386,853	380,749

Property, plant & equipment, net book value	1,673,222	1,829,113
Investments	353,546	397,755
Goodwill	19,617	18,725
Other assets	118,526	109,758

	2,551,764	2,736,100

Liabilities and Shareholders’ Equity

Working capital facilities	1,404	305
Accounts payable	134,663	145,733
Accrued liabilities	226,261	254,533
Deferred revenue	18,264	14,545
Current portion of long-term debt and capital leases	145,043	165,825
Total current liabilities	525,635	580,941

Long-term debt and obligations under capital leases	1,264,645	1,364,750
Minority interest	1,861	1,646

Redeemable preferred shares	—	15,000

Shareholders’ equity	1,150,884	1,165,024
Class B common shares with voting rights owned by a subsidiary	(391,261)	(391,261)

	2,551,764	2,736,100

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)

SUPPLEMENTARY INFORMATION

1. Sea Containers Ltd. EBITDA Summary

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	$000	$000	$000	$000

EBITDA from Operations before Non-Recurring Charges:
Silja operations	10,677	23,958	3,880	29,027
Other ferry operations	(10,468)	(6,500)	(22,844)	(12,600)
Rail operations	19,421	16,027	38,869	31,425
Investment in GE SeaCo*	6,540	8,282	13,870	15,123
Other container operations	15,266	13,861	28,179	27,699
Property, plantations and publishing	(31)	369	(1,015)	(357)

Total EBITDA from Operations, Before Non-Recurring Charges	41,405	55,997	60,939	90,317

Losses on sale of assets	(806)	—	(1,962)	—
Non-recurring charges	(4,525)	—	(19,025)	—
Corporate costs	(4,691)	(4,668)	(9,629)	(8,369)
Investment in OEH and other equity investments	4,651	5,498	3,747	3,579
Gain on sale of OEH shares	—	—	41,099	—
Total EBITDA	36,034	56,827	75,169	85,527

Depreciation and amortization	(29,729)	(28,891)	(61,333)	(57,939)
Net finance costs	(21,219)	(19,873)	(42,353)	(40,603)
Taxation	(2,726)	(1,000)	4,343	3,500

Net (Losses)/Earnings	(17,640)	7,063	(24,174)	(9,515)

*                Investment in GE SeaCo represents SCL’s 50% share of GE SeaCo earnings before tax.  Including SCL’s 50% share of GE SeaCo EBITDA rather than 50% share of earnings before tax would increase SCL’s EBITDA to $48.3m and $98.1m in the three months and six months ended June 30, 2005, respectively ($63.6m and $98.7m for the equivalent 2004 periods).

2. Non-Recurring Charges

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	$000	$000	$000	$000

Belfast-Troon closure costs (Other Ferries)	—	—	(3,000)	—
SRA franchise payments (Rail)	(3,000)	—	(12,000)	—
GE Capital dispute charge (Corporate Costs)	(1,525)	—	(4,025)	—
Total Non-Recurring Charges	(4,525)	—	(19,025)	—